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Exhibit 99.1

[LOGO]	Investor Contact:	Martin P. Galvan VIASYS Healthcare Inc. (610) 862-0800 marty.galvan@viasyshc.com

VIASYS Healthcare Inc. (NYSE:VAS) Comments on Second Quarter and Provides Detail on Earnings Guidance for the Year

        Conshohocken, PA, July 1, 2002—VIASYS Healthcare Inc. (NYSE:VAS), a leading healthcare technology company announced today that it expects second quarter earnings to be in the range of $.16 to $.18 per diluted share. Excluding the effect of restructuring and other unusual items, VIASYS expects second quarter earnings to be in the range of $.20 to $.22 per diluted share.

        Randy Thurman, Chairman & CEO, made the following statement: "Our respiratory technology and neurocare businesses are having strong years and we expect this performance to continue for the full year. Our critical care ventilator business has had a weak first half due to volume and price declines in our older generation products as customers have delayed orders in anticipation of the introduction of our new high end ventilator, AVEA, and our sub-acute ventilator, VELA. As previously announced, we will begin shipping AVEA by the end of the third quarter. The positive side of this is that the anticipation by our customers of our new products could not be more favorable. On the other hand, orders of the previous generation products have been extremely weak and sales have been at lower prices.

        "In addition, the Thermedics Polymer business, which recorded weak quarter one results, continues in the second quarter to be weak as buyers of medical grade polymers reduce inventory levels and shift purchases to consignment. A combination of 1- the third quarter timing of new ventilator shipments; 2- the negative impact of the older generation product sales; and 3- weakness in the Polymer business had an unfavorable impact of $.05—$.07 per diluted share.

        "I am confident that VIASYS can recover most, if not all, of the second quarter earnings shortfall over the remainder of the year. Our respiratory technology and neurocare businesses, where we have leading global share positions, are strong. Orders for our new ventilator products are very encouraging and suggest that the critical care business in the second half of 2002 will be very strong. We continue to achieve our cost reduction goals and new product approvals are ahead of schedule."

        VIASYS Healthcare is a research-based medical technology company that develops, manufactures and globally distributes products primarily in the respiratory technology, neurocare and medical/surgical markets. VIASYS Healthcare's products include instruments and equipment for the diagnosis and treatment of respiratory, circulatory and sleep-related disorders; diagnostic and monitoring devices for nerve, brain, hearing and other disorders; and surgical implant components, critical care tube-feeding systems, medical-grade polyurethanes, surgical barrier-control systems, as well as a line of wireless patient-monitoring systems. VIASYS Healthcare is committed to becoming a world-class health care company focused in medical technology.

        VIASYS Healthcare's stakeholders include the care providers and patients who rely on the quality of our products and services, our investors who deserve long-term return on shareholder equity, and our employees to whom we are committed to providing an entrepreneurial environment that stimulates and rewards their creativity and innovation.

        Headquartered in Conshohocken, PA, VIASYS Healthcare employs approximately 1,800 people worldwide and has distribution channels in over 100 countries. For more information on VIASYS Healthcare, visit www.viasyshealthcare.com.

        This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning and includes statements regarding our projections regarding financial performance for the second quarter and the year, the expected shipment date for AVEA, our cost reduction goals and the timing of FDA clearance for new products. Such forward- looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, changes in customer purchasing patterns, when we commence shipment of new products, the timing of FDA clearance of new products, changes in our internal research and development and partnered research and development initiatives, product development, changes in governmental regulations and legislation and changes in our patent positions and litigation. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 29, 2001, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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  Exhibit 99.1